FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-10

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Jun 22 2015 08:19:48

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS2 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $841.2 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DREXEL HAMILTON, LLC AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	27.412	30.000%	2.44	46.5%	13.6%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	161.100	30.000%	4.34	46.5%	13.6%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	7.800	30.000%	6.84	46.5%	13.6%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	150.000	30.000%	9.63	46.5%	13.6%
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	240.335	30.000%	9.89	46.5%	13.6%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	53.406	30.000%	7.17	46.5%	13.6%
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	51.432	24.375%	9.92	50.2%	12.6%
X-A	AAA(sf)/AAA(sf)/NR	691.485	N/A	N/A	N/A	N/A
X-B	AAA(sf)/AAA(sf)/NR	109.724	N/A	N/A	N/A	N/A
B	AA(low)(sf)/AA-(sf)/NR	73.149	16.375%	9.95	55.5%	11.4%
C	A(low)(sf)/A-(sf)/NR	36.575	12.375%	10.00	58.2%	10.9%
D	BBB(low)(sf)/BBB-(sf)/NR	40.003	8.000%	10.00	61.1%	10.3%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-5FL	AAA(sf)/AAA(sf)/Aaa(sf)	240.335	30.000%	9.89	46.5%	13.6%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$914,361,541
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	77
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	59.6%
WA U/W NCF DSCR:	1.68x
WA U/W NOI DEBT YIELD:	9.5%
WA MORTGAGE RATE:	4.279%
TOP TEN LOANS %:	48.2%
WA REM TERM TO MATURITY (MOS):	107
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	3

LOAN SELLERS:	NATIXIS(55.1%), WFB(32.1%), SPREF(12.8%)

TOP 5 PROPERTY TYPES:	OFFICE (29.2%), HOSPITALITY (18.8%),RETAIL (17.3%), SELF STORAGE (11.2%), MIXED USE (9.1%)

TOP 5 STATES:	CA(22.2%), NY(10.0%), VA(9.8%), WA(7.1%), PA(6.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:	RREF II CMBS AIV, LP, AN AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1,	ATTACHED
PRELIMINARY FWP:	TUES, 6/23
PRESALE REPORTS:	MON, 6/22 AND TUES, 6/23
ANTICIPATED PRICING:	END OF WEEK OF 6/22; BEG OF WEEK OF 6/29
ANTICIPATED SETTLEMENT:	JULY 14, 2015

ROADSHOW
HARTFORD, BREAKFAST:	MON, 6/22 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 6/22 @ 12:00PM ET, BOSTON HARBOR HOTEL
MINNEAPOLIS, BREAKFAST:	TUES, 6/23 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	TUES, 6/23
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM AVAILABLE 6/22

REVIEW CODE: DETAILS TO FOLLOW

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4.